Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: August 8, 2012

Double Eagle Petroleum Reports Second Quarter Financial and Operations Results

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the second quarter ended June 30, 2012. The Company had a net loss attributable to common stock of $(4,951,000), or $(0.44) per share for the second quarter of 2012 as compared to net income attributable to common stock of $1,283,000, or $0.11 per share in the same prior-year period. The net loss for the quarter ended June 30, 2012 was primarily attributed to a non-cash decrease in the fair value of its economic hedges of $(5,125,000), as compared to an increase in the fair value of its economic hedges of $1,900,000 for the quarter ended June 30, 2011. The Company still expects it will realize a gain on its derivative instruments because the contract price continues to be higher than the current forward strip price. In addition, the Company experienced a 30% decrease in its average realized natural gas price as compared to the second quarter of 2011. These decreases were offset by an 11% increase in production volumes for the quarter ended June 30, 2012 as compared to the same prior-year period.

Clean earnings, a non-GAAP metric, totaled $3,733,000 for the quarter ended June 30, 2012, or $0.33 per share, as compared to $5,666,000, or $0.51 per share, for the quarter ended June 30, 2011. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense, unrealized gains/losses related to the Company’s economic hedges, as well as stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP.

The Company realized an average natural gas price of $3.36 per Mcf during the quarter ended June 30, 2012, including the realized gains and losses from its hedging program. Excluding the impact of its commodity hedges, the Company’s realized natural gas price was $1.83, as the average Colorado Interstate Gas price, which is the market in which the Company sells most of its gas, decreased approximately 48% for the quarter ended June 30, 2012 as compared to the second quarter of 2011. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of June 30, 2012.

Type of Contract	Remaining Contractual Volume (Mcf)	Daily Production	Term	Price	Price Index (1)
Fixed Price Swap	920,000	5,000	01/12-12/12	$5.10	NYMEX
Fixed Price Swap	1,840,000	10,000	01/12-12/12	$5.05	NYMEX
Fixed Price Swap (2)	750,000	5,000	08/12-12/12	$3.00	NYMEX
Fixed Price Swap	2,190,000	6,000	01/13-12/13	$5.16	NYMEX
Costless Collar	2,190,000	6,000	01/13-12/13	$5.00 floor	NYMEX
				$5.35 ceiling
Costless Collar (2)	2,160,000	6,000	01/13-12/13	$3.25 floor $4.00 ceiling	NYMEX

Total	10,050,000

(1)	NYMEX refers to quoted prices on the New York Mercantile Exchange.
(2)	The Company entered into these contracts subsequent to June 30, 2012

Production and Operations

The Company’s natural gas and oil production totaled 2.6 Bcfe for the quarter ended June 30, 2012, which represented an increase of 11% as compared to the quarter ended June 30, 2011, and an increase of 6% as compared to the quarter ended March 31, 2012. The production increase was driven by higher production volume from each of our key development fields.

At the Company-operated Catalina Unit, production increased 13% to 1.4 Bcf primarily due to the production added from the 13 new wells it drilled as part of the 2011 drilling program. The current average rate of production from the 13 new wells is higher than that of any previously drilled new wells in this field and has offset the normal production decline from the more mature wells.

Production from the Mesa Units in the Pinedale Anticline increased 24% to 569 MMcfe for the quarter ended June 30, 2012. The operator of this Unit brought 14 new wells on-line in the first half of 2012.

During the third quarter of 2012, the Company plans to begin a vertical completion in both the gas and Niobrara oil zones in the Atlantic Rim exploration well it drilled to total depth this past February. Wildlife stipulations have prevented the Company from beginning completion work prior to this time.

Revenue

Production-related revenue decreased 19% to $10,349,000 for the quarter ended June 30, 2012, as compared to $12,782,000 for the quarter ended June 30, 2011. The production-related revenue included realized gains of $3,886,000 and $168,000 for the quarters ended June 30, 2012 and 2011, respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-related revenue was lower due to the decrease in the Company’s realized natural gas price.

Production Costs

The Company’s production costs decreased to $1.07 per Mcfe for the quarter ended June 30, 2012 as compared to $1.19 per Mcfe a year ago. The Company believes the decrease in operating costs were driven by lower operating expenses in its non-operated Atlantic Rim properties due to the operator winding down activity as it planned to sell these assets. The Company continues to experience higher compression, power and water hauling expenses at the Catalina Unit related to the addition of the 13 new wells.

Liquidity

The Company maintains a strong balance sheet position with working capital totaling $10,178,000 at June 30, 2012. The Company had $42,000,000 outstanding on its $150 million credit facility ($60 million borrowing base) as of June 30, 2012, with an average interest rate of 3.1%. The Company expects to invest $15 to $20 million in its development and exploration programs in the Atlantic Rim and Pinedale Anticline in 2012, both of which are low cost producing fields.

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on August 9, 2012, for a more detailed discussion of the Company’s results.

Earnings Conference Call

Double Eagle will host a conference call to discuss results on Thursday, August 9, 2012 at 11:00 a.m. Eastern Daylight Time (9 a.m. Mountain Daylight). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 434641#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 434641#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Revenues
Oil and gas sales	$5,214	$11,393	$11,245	$22,303
Transportation revenue	1,249	1,221	2,487	2,453
Price risk management activities, net	(1,239)	2,068	4,533	929
Other income, net	19	210	23	305

Total revenues	5,243	14,892	18,288	25,990

Expenses
Lease operating expenses	2,758	2,769	5,916	5,343
Production taxes	389	1,090	1,138	2,146
Pipeline operating expenses	1,188	1,020	2,449	2,001
Exploration expenses including dry holes	66	120	576	172
Impairment and abandonment of equipment and properties	4	—	309	73

Total Expenses	4,405	4,999	10,388	9,735

Gross Margin Percentage	16.0%	66.4%	43.2%	62.5%

General and administrative	1,519	1,362	3,222	2,920
Depreciation, depletion and amortization expense	4,803	4,718	9,407	9,391
Other income (expense), net	(571)	(257)	(851)	(644)

Pre-tax income (loss)	(6,055)	3,556	(5,580)	3,300

Benefit (Provision) for deferred taxes	2,035	(1,342)	1,888	(1,238)

NET INCOME (LOSS)	(4,020)	2,214	(3,692)	2,062

Preferred stock requirements	931	931	1,862	1,862

NET INCOME (LOSS) attributable to common stock	$(4,951)	$1,283	$(5,554)	$200

Net income (loss) per common share:
Basic	$(0.44)	$0.11	$(0.49)	$0.02

Diluted	$(0.44)	$0.11	$(0.49)	$0.02

SELECTED BALANCE SHEET DATA

(In thousands)

	June 30, 2012	December 31, 2011	% Change
Total assets	$159,252	$170,594	-7%
Balance outstanding on credit facility	42,000	42,000	0%
Total stockholders’ equity	51,449	56,209	-8%

SELECTED CASH FLOW DATA

(In thousands)

	Six months ended June 30,
	2012	2011	% Change
Net cash provided by operating activities	$7,987	$11,612	-31%
Net cash used in investing activities	(12,760)	(7,185)	78%
Net cash provided by (used in) financing activities	(1,888)	(2,150)	-12%

SELECTED OPERATIONAL DATA

	Three months ended,
	June 30, 2012	June 30, 2011	% Change
Total production (Mcfe)	2,581,876	2,317,769	11%
Average price realized per Mcfe	$3.52	$4.99	-29%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the three and six months ended June 30, 2012 and 2011, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Income (loss) attributable to common stock to as reported under US GAAP	$(4,951)	$1,283	$(5,554)	$200

Add back non-cash items:
Provision for income taxes	(2,035)	1,342	(1,888)	1,238
Depreciation, depletion, amortization and accretion expense	4,848	4,761	9,499	9,474
Non-cash loss (gain) on derivatives (1)	5,436	(1,900)	2,862	(418)
Stock-based compensation expense	406	250	820	525
Impairments, abandonments and dry hole costs	23	—	766	73
Other non-cash items	6	(70)	9	(141)

Clean Earnings	$3,733	$5,666	$6,514	$10,951

Clean Earnings per Share	$0.33	$0.51	$0.58	$0.98

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com